EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into effective as of April 16, 2007 (the “Effective Date”) between Foamex International Inc., a Delaware corporation and its primary operating subsidiary Foamex L.P. (together with their subsidiaries, successors and assigns, collectively, the “Company”), and Raymond E. Mabus, Jr. (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement, dated February 12, 2007 (the “Employment Agreement”), pursuant to which the Executive is currently employed as Chief Executive Officer of Foamex International Inc. and Foamex L.P.; and

WHEREAS, the Company and the Executive have agreed that the Executive’s employment with the Company shall terminate, and the Executive shall resign from his positions as Chief Executive Officer of Foamex International Inc. and Foamex L.P. effective as of the Effective Date; and

WHEREAS, the Company desires to provide the Executive with certain benefits upon the Executive’s termination of employment with the Company, in exchange for the Executive’s agreement to comply with certain restrictive covenants in favor of the Company and to execute a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors and assigns on the terms and subject to the conditions more fully set forth in this Agreement.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

I.	Entire Agreement

This Agreement is the entire agreement between the Company and the Executive with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Company and the Executive relating to the termination of the Executive’s employment with the Company and, as of the Effective Date, supersedes and extinguishes any other agreement relating to the terms and conditions applicable to the termination of the Executive’s employment, whether written, oral, express or implied, between the Company and the Executive (other than any outstanding equity interests and/or awards and the agreements relating thereto), including, without limitation, such provisions included in the Employment Agreement. Other than this Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Executive and the Company that survive this Agreement. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Company and the Executive specifically referencing the provision being so changed or modified.

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II.	Termination of Employment; Resignation from Positions

The Executive’s employment by the Company and any and all titles, positions and appointments the Executive holds with the Company, whether as an officer, director or employee (including, without limitation, as Chief Executive Officer and as Chairman and a member of the Board of Directors of Foamex International Inc. (the “Board”) shall cease as of the Effective Date. Effective as of the Effective Date, the Executive shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company, commit any member of the Company in any manner or otherwise act in an executive or other decision-making capacity with respect to the Company.

III.	Payments and Benefits

In consideration for the Executive’s entering into this Agreement, specifically including the restrictive covenants contained in Section IV of this Agreement and the Executive’s execution on or following the Effective Date of a release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”), the Executive shall be entitled to receive the payments and benefits described in Section III of this Agreement, subject to the Executive’s executing the Release and not revoking the Release before expiration of the seven-day revocation period described therein.

A.                  a cash amount, payable in a lump sum no later than 30 days following the Effective Date, equal to $865,000 (which shall be deemed in full satisfaction of the Company’s obligations under Section 5.5(b)(i) of the Employment Agreement);

B.                   continued participation, through December 31, 2007, for the Executive and his eligible dependents in the Company’s medical and dental plans in which the Executive participated immediately prior to the Effective Date on a basis no less favorable to the Executive than the basis generally provided to other similarly-situated senior executives of the Company at the same cost the Executive was paying as an employee. After December 31, 2007, the Executive shall be eligible to elect medical and/or dental continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent such coverage is available to him under COBRA;

C.                   all un-reimbursed expenses that were incurred by the Executive during the period commencing on the date of the consummation of the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and ending immediately prior to the Effective Date in respect of airfare for his travel to and from the Company’s principal place of business and hotel bills while staying near the Company’s principal place of business, in each case, in connection with his performance of services pursuant to the Employment Agreement and notwithstanding any provision of the Employment Agreement or any Company policy that by their terms would not require reimbursement of such expenses; provided, that, the Executive must submit to the Company, within 90 days after the Effective Date, any outstanding expense reports within his possession, and the Executive shall not receive reimbursement in respect of any expense reports submitted after such date; and

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D.                  as soon as reasonably practicable following the Effective Date, or such earlier date as may be required by applicable state statute or regulation, (i) any annual base salary or other compensation earned but not paid to the Executive prior to the Effective Date, (ii) any payments, benefits or entitlements that are vested, fully and unconditionally earned or due pursuant to Section 3.1 or Section 6.3 of the Employment Agreement or any Company plan, policy, program or arrangement or other agreement, and (iii) any business expenses (in addition to those covered in Section IIIC) that remain unreimbursed as of the Effective Date. The amounts described in clauses (i) through (iii) of the preceding sentence are referred to herein as the “Accrued/Other Obligations”. All payments due under Section IIID(ii) shall be paid in accordance with the applicable plan, policy, program or other agreement.

E.	No Duplication of Benefits

For the avoidance of doubt, the benefits provided in Section IIIC and the Accrued/Other Obligations described in Section IIID are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company determined on a payment-by- payment and benefit-by-benefit basis.

F.	Equity Awards

Any outstanding equity awards held by the Executive as of the Effective Date will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

G.                  The Company and the Executive agree that the termination of the Executive’s employment is not in connection with a Change in Control (as such term is defined in the Employment Agreement) or a change in ownership or effective control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and both parties agree to cooperate to rebut any such presumption. Exhibit B of the Employment Agreement is incorporated in full into this Agreement, and the Executive shall continue to be afforded the full benefits of such Exhibit B; provided that the reference to “this Agreement” in such Exhibit B shall be deemed to be a reference to this Agreement.

H.	Full Satisfaction

The Executive acknowledges and agrees that, except as otherwise set forth in this Agreement, the Executive is not entitled to any other compensation or benefits from the Company (including without limitation any severance or retirement compensation or benefits), and, as of and after the Effective Date, except as otherwise set forth in this Agreement, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Effective Date, including without limitation any plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”); provided, that, except as expressly provided herein, nothing in this Agreement shall constitute a waiver by the Executive of his rights to vested benefits, if any, under any Qualified Plan or under any group health plan of the Company in respect of his services to the Company prior to the Effective Date.

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I.	Release

The payments and benefits described in Sections IIA, IIB and IIC above shall be contingent on the Executive’s entering into the Release and not revoking such Release during the applicable seven-day revocation period set forth therein. If the Executive revokes such Release during the period described in the immediately preceding sentence, this Agreement shall be void as of and following the Effective Date and of no further effect.

J.	Obligations Absolute

The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) the Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Effective Date or (ii) any set-off, counterclaim, recoupment, defense or other right that the Company or any of its subsidiaries or affiliates may have against the Executive or anyone else.

K.	Legal Fees

The Company agrees to promptly reimburse the Executive for the reasonable legal fees and other costs incurred by him in connection with the review and negotiation of this Agreement.

IV.	Restrictive Covenants - Confidentiality; Non-Competition

A.                  The Executive agrees that he will not, at any time after the Effective Date, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. The Executive’s obligation under this Section IVA shall not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive; or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. On or after the Effective Date, the Executive agrees not to remove from the premises of the Company, except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. On or promptly following the Effective Date, the Executive shall deliver to the Company all such confidential information, including, without limitation, all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him; provided, however, that nothing herein shall prevent the Executive from

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retaining (i) his papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of his business expenses, (iii) information that is necessary for tax purposes, and (iv) copies of plans, programs, policies and agreements relating to his employment, or termination thereof, with the Company and its affiliates. Anything herein or elsewhere to the contrary notwithstanding, the provision of this Section IVA shall not apply (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order the Executive to disclose or make accessible any information or (y) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including, without limitation, the enforcement of such agreements.

B.                  The Executive shall not, for a period of one year after the Effective Date, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, (i) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of the Executive’s employment (“Competitive Business”); (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s contract of employment or agency, as the case may be, with the Company; or (iii) divert, or attempt to divert, any person, concern or entity from doing business with the Company, nor will he solicit or cause any other person or entity to solicit any person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Section IVB shall not prevent the Executive from acquiring securities representing not more than 1% of the outstanding voting securities of any entity.

C.                  In the event of any conflict between the provisions of this Section IV and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Section IV shall control, unless the Executive has expressly agreed in writing that the conflicting provision will override or amend this Section IV.

D.	Enforcement

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach by the Executive of any of the provisions of Section IVA and Section IVB of this Agreement would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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V.	Miscellaneous

A.                  Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

B.                  Indemnification; D&O Liability Insurance. The Company agrees to indemnify and hold harmless the Executive (and advance him expenses) to the fullest extent permitted by the Company’s or any affiliates’ certificate of incorporation and/or by-laws, which, for Foamex International Inc., shall be the certificate of incorporation and by-laws in effect as of the date of the consummation of the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (unless such documents are amended in a manner favorable to the Executive, in which case the Executive shall be afforded the benefits of such amendment), or, if greater, in accordance with applicable law for actions or inactions of the Executive as an officer, director, employee or agent of the Company or any affiliate or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document. The Company also agrees to provide the Executive with directors’ and officers’ liability insurance coverage with regard to matters occurring during employment or while serving as a director of the Company or any affiliate, which coverage will be at a level at least equal to the level being maintained at such time for the then current officers and directors and shall continue until such time as suits can no longer be brought against the Executive as a matter of law.

C.                   Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, or if sent by registered or certified mail, postage prepaid, with return receipt requested, or by a nationally recognized overnight courier addressed: (i) in the case of the Company to Foamex International Inc., Attention: Deputy General Counsel at the address of the Company’s headquarters at the time such notice is delivered, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and (ii) in the case of the Executive, to his then current home address as shown on the Company’s records, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given (which in the case of registered or certified mail or overnight courier, shall be the date acknowledgement of delivery is obtained by such service). Any notice given to Foamex International Inc. by the Executive shall be deemed to be a notice to the Company for purposes of this Agreement.

D.	Benefit of Agreement; Assignment; Beneficiary.

1.     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforced by, the Executive and his personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees and legatees.

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2.     No rights or obligations of the Executive hereunder may be assigned or transferred by the Executive, without the prior written consent of the Company, except to the extent permitted under any applicable plan, policy, program, arrangement or other agreement with the Company or its affiliates or by will or operation of law. No rights or obligations of Foamex International Inc. or Foamex L.P under this Agreement may be assigned by either entity, without the prior written consent of the Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Foamex International Inc. is not the continuing entity or a sale or liquidation or other disposition of all or substantially all of the assets of Foamex International Inc., provided that the assignee or transferee is the successor to all or substantially all of the assets of Foamex International Inc. and assumes the liabilities, obligations and duties of Foamex International Inc. and Foamex L.P. (and, to the extent applicable, their respective subsidiaries and affiliates) under this Agreement. For the avoidance of doubt, “Company” shall include any successor entity to Foamex International Inc.; provided however, upon any Change in Control (as defined in the Employment Agreement), if such successor, transferee or assignee conducts businesses which were not conducted by the Company immediately prior to such transaction (“Other Businesses”) references to the Company and its affiliates or subsidiaries in Section IV of this Agreement shall not include such Other Businesses nor shall any reference to employees, agents, customers or suppliers include a reference to an employee, agent, customer or supplier of such successor entity unless such employee, agent, customer or supplier was also an employee, agent, customer or supplier of the Company immediately prior to such transaction. Any action taken by Foamex International Inc. under this Agreement shall be deemed to be an action by the Company.

3.     If the Executive should die while any amount, benefit or entitlement would still be payable (or due) to the Executive hereunder, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

E.                   Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.

F.                   Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

G.                  Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

H.                  Non-Admission. Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

I.	No Mitigation. The Executive shall not be required to mitigate damages

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resulting from his termination of employment.

J.                    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws.

K.                  Agreement to Take Actions; Cooperation. The Company and the Executive shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof. In addition, Executive acknowledges that both the Company and Executive are defendants in the matter of Thomas E. Chorman v. Foamex International Inc. et al, Adversary Proceeding No. 06-50824, currently pending before the United States District Court for the District of Delaware (the “Litigation”). The Executive agrees to reasonably cooperate with the Company in defending the Litigation and be available, as reasonably necessary, to assist in such defense, and the Company agrees to reimburse the Executive for his out-of-pocket expenses for such cooperation including, without limitation, travel and meal expenses, and for other costs mutually agreed to by the Company and the Executive.

L.                   Arbitration . Except for disputes with respect to Section IV of this Agreement, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions (each, a “Covered Claim”) shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Each party will be responsible for his or its own legal fees and expenses in connection with any Covered Claim. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction.

M.                 Section 409A . The parties agree that if any payment or the provision of any amount, benefit or entitlement hereunder at the time specified in this Agreement would subject the Executive to any additional tax or interest or penalties under Section 409A of the Code and its implementing regulations or guidance (“Section 409A”), the payment or provision of such amount, benefit or entitlement shall be postponed to the earliest commencement date on which the payment or the provision of such amount, benefit or entitlement could be made without incurring such additional tax, interest or penalties (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest, penalties or any additional tax under Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest, penalties or additional tax under Section 409A, which amendment shall be reasonably determined in good faith by the Company and the Executive.

N.                  Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

/s/ Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr.

FOAMEX INTERNATIONAL INC.

By: /s/ Gregory J. Christian

Name:	Gregory J. Christian
Title:	President

FOAMEX L.P.

By: /s/ Gregory J. Christian

Name: Gregory J. Christian

Title:	President

Exhibit A

RELEASE OF CLAIMS

RAYMOND E. MABUS, JR. (“Executive”) has executed this release (“Release”) as of the date set forth below.

WHEREAS, the Executive and Foamex International, Inc. and Foamex, L.P. (together with their subsidiaries, successors and assigns, “Foamex”) have entered into a separation agreement dated as of April 16, 2007 (“Separation Agreement”) pursuant to which Executive’s employment with Foamex has been terminated and he is entitled to certain payments and benefits subject to his execution and delivery of this Release to Foamex.

THEREFORE, Executive agrees as follows:

1.     Release of Claims. In consideration for the severance payments by Foamex as set forth in the Separation Agreement and other good and valuable consideration set forth herein, Executive hereby releases Foamex, its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (but with respect to any entity, individual, agent, attorney or their affiliates, including any one acting by, through, under or in concert with any of them, only in its or his official capacity relating to Foamex and not in its or his individual capacity unrelated to Foamex), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, and from any claims of any nature whatsoever, except for vested pension benefits under the Employment Retirement Income Security Act (“ERISA”), known or unknown, which Executive now has, claims to have, own, hold or which Executive at any time heretofore had, held, or claims to have, including without limitation, claims for: wrongful discharge; breach of covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; breach of contract or implied contract; negligence; misrepresentation; fraud; detrimental reliance; promissory estoppel; defamation; invasion of privacy; sexual harassment; breach of laws governing safety in the workplace; discrimination on the basis of sex, race, color, religion, age, national origin, status as a handicapped of disabled person or status of a non-citizen; any and all claims under the Age Discrimination in Employment Act (“ADEA”); any and all claims under Title VII of the Civil Rights Act of 1964; any and all claims under the Americans with Disabilities Act; any and all claims under state or local laws which prohibit improper discrimination; and any and all claims for benefits under the ERISA, except for all claims for vested pension benefits under ERISA. Notwithstanding the preceding sentence or any other provision of this Agreement, this Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against Foamex. However, by executing this Release, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Executive’s behalf. Notwithstanding the foregoing, Executive is not releasing any claims hereunder with respect to (1) Executive’s rights under the Separation Agreement, (2) Executive’s right to be indemnified and advanced expenses pursuant to any corporate document of Foamex or applicable law or Executive’s right to be covered under any applicable directors’ and officers’ liability insurance policies, (3) any rights that Executive has with respect to any equity awards,

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(4) any rights as a shareholder of Foamex or (5) any rights which arise after the date of this Release with respect to matters that occurred after such date.

2.     No Right to Re-employment. Executive hereby agrees and recognizes that his employment relationship with Foamex or its affiliates is being permanently and irrevocably severed and that Foamex has no obligation, contractual or otherwise, to rehire, re-employ, recall or to hire him in the future, or return him to active status.

3.     Additional Covenants and Acknowledgments. Executive further understands and agrees:

(a)   that by signing this Release he is voluntarily making a full and final compromise and settlement of any and all claims, disputed or otherwise, arising out of his employment relationship with Foamex including claims under the Age Discrimination in Employment Act (ADEA) which he may have, and that this Release will preclude any further or additional claims arising out of said relationship, but will not preclude any claims which might arise after the Release is executed; provided, that this Release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding Executive’s specific representation that he has executed this Release knowingly and voluntarily;

(b)   that, in accordance with the federal law, Executive has twenty-one (21) calendar days from the date this Release is received by him to consider and accept this Release by signing and returning the Release to Foamex, and if so accepted by him, another seven (7) calendar days to revoke that acceptance should he change his mind;

(c)   that Executive has the right to consult any attorney prior to signing this Release and has been encouraged to do so by Foamex;

(d)   that Executive acknowledges that this Release is contractual and not a mere recital and agrees that this Release shall be given full force and effect and be binding upon Executive’s heirs, executors, successors, administrators and assigns.

4.     Period for Acceptance of Agreement. Executive shall have no less than twenty-one (21) calendar days from the date this Release is received by him to consider this Release, and he should execute and deliver this Release to Foamex in accordance with the notice provisions of the Separation Agreement.

5.     Applicable Law. This Release shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania.

Executive represents and certifies that he has carefully read and fully understands all of the provisions of this Release and that he is signing this Release voluntarily, of his own free will

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and without duress; and that Foamex, its agents, representatives or attorneys have made no representations concerning the terms or effects of this Release other than contained herein.

IN WITNESS THEREOF , Executive has duly executed this Release on this 16th day of April, 2007.

/s/ Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr.	Date